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UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 8, 2009

CONSECO, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31792	75-3108137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11825 North Pennsylvania Street
Carmel, Indiana  46032
(Address of Principal Executive Offices) (Zip Code)

(317) 817-6100
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since
 Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 8, 2009, Conseco, Inc. (the “Company”) entered into Amendment No. 3 to its Second Amended and Restated Credit Agreement (the “Amendment”). The Amendment will become effective upon the closing of the Company’s previously announced proposed public offering of common stock.

The changes to the senior credit facility will include:

•
the minimum risk-based capital ratio requirement will remain at 200% through December 31, 2010 and will increase to 225% for 2011 and 250% for 2012 (the risk-based capital requirement is currently scheduled to return to 250% after June 30, 2010);

•
the required minimum level of statutory capital and surplus will remain at $1.1 billion through December 31, 2010 and will increase to $1.2 billion for 2011 and $1.3 billion for 2012 (the required minimum level of statutory capital and surplus is currently scheduled to return to $1.27 billion after June 30, 2010);

•
the interest coverage ratio requirement will remain at 1.5x through December 31, 2010 and will increase to 1.75x for 2011 and 2.0x for 2012 (the interest coverage ratio requirement is currently scheduled to return to 2.0x after June 30, 2010); and

•
the debt to total capital ratio requirement will remain at 32.5% though December 31, 2009 and will decrease to 30.0% thereafter (the debt to total capital ratio requirement is currently scheduled to return to 30.0% after June 30, 2010).

The Company has agreed to pay $150 million of the first $200 million of net proceeds from its proposed public offering of common stock to the lenders and, in addition, to pay 50% of any net proceeds in excess of $200 million from the offering.  The credit facility currently requires the Company to pay 50% of the net proceeds of any equity issuance to the lenders.

The Amendment modifies the Company’s principal repayment schedule to eliminate any principal payments in 2010 and provides for principal payments of $35 million in 2011, $40 million in 2012 and $40 million in 2013.  The Company currently is required to make principal repayments equal to 1% of the initial principal balance each year, subject to certain adjustments, and to make additional principal repayments from excess cash flow.  The current principal balance of the senior credit facility is $817.8 million, and the senior credit facility matures in October 2013.

The Amendment also provides that the 1% payment in kind, or PIK, interest that has accrued since March 30, 2009 as an addition to the principal balance under the senior credit facility will be replaced with a payment of an equal amount of cash interest.  The amount of accrued PIK interest (expected to be approximately $6 million) will be paid in cash when the amendment becomes effective.  The deletion of the 1% PIK interest and the payment of an equal amount of cash interest will not impact reported interest expense.  The Amendment will become effective on the date, on or before January 15, 2010 (unless extended by the agent for the lenders), on which the Company makes the principal payment described above from the net proceeds of the public offering of the common stock.  In connection with the amendment, the Company expects to incur approximately $2.3 million of fees and expenses and to write off approximately $1 million of unamortized debt issuance costs.

The Amendment is attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

There is no additional incurrence of indebtedness to the Company pursuant to Amendment No. 3 to the Second Amended and Restated Credit Agreement.  The information set forth in Item 1.01 is incorporated into this Item 2.03.

Item 9.01(d).	Financial Statements and Exhibits.

10.1	Amendment No. 3 to the Second Amended and Restated Credit Agreement.
99.1	Press release of Conseco, Inc. dated December 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSECO, INC.

Date: December 8, 2009
	By:	/s/ Edward J. Bonach
Edward J. Bonach
Executive Vice President and Chief Financial Officer